ARC Reports Improvements in Profitability and Cash Flow from Operations on Q1 Sales of $68.9 Million

SAN RAMON, CA – (May 3, 2023) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the first quarter ended March 31, 2023.

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2023	2022
Net sales	$68.9	$69.5
Gross margin	33.3%	32.3%
Net income attributable to ARC	$1.9	$2.0
Adjusted net income attributable to ARC	$2.2	$2.0
Earnings per share - Diluted	$0.04	$0.05
Adjusted earnings per share - Diluted	$0.05	$0.05
Cash provided by operating activities	$3.8	$2.9
EBITDA	$8.2	$8.6
Adjusted EBITDA	$8.7	$9.1
Capital expenditures	$2.3	$1.2
Debt & finance leases (including current)	$64.8	$74.7

Management Commentary:
“We are happy to report that our first quarter results are in line with our expectations,” said Suri Suriyakumar, Chairman and CEO of ARC. “Demand for our color digital printing and scanning business remained high despite tightening market conditions, and we produced remarkably strong profitability and cash generation.”
“Our strategy to transform our customer base and our services is continuing to pay dividends,” said Dilo Wijesuriya, President and Chief Operating Officer. “As the quarter progressed, we kept our sales focus on industry verticals that were expanding their marketing activities and investing in digitizing documents and supported our onsite printing customers as they welcomed more employees back into the office. As a result, we largely offset declining sales from customers who were feeling the pressure from higher interest rates and inflation.”
“We made solid improvements in profitability year-over-year, reflecting the efficiency and flexibility of our cost structure,” said Jorge Avalos, Chief Financial Officer for ARC. “Gross margins grew 100 basis points, income from operations increased by 12%, and adjusted net income was up 10 percent year-over-year. This year will mirror 2022 in its buildup in EBITDA and cash flows from operations over the three remaining quarters, which makes us very comfortable with the idea of returning shareholder value via dividends and share repurchases equal to or greater than last year’s amount.”

2023 First Quarter Supplemental Information:
Net sales were $68.9 million, a 0.8% decrease compared to the first quarter of 2022.
Cash & cash equivalents on the consolidated balance sheet in the first quarter 2023 were $49.8 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on May 31, 2023, with a record date of April 28, 2023.
Days sales outstanding were 51 in Q1 2023 and 53 in Q1 2022.
The number of MPS locations remained relatively flat year-over-year at approximately 10,700.

Net Revenue

In millions	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Total net revenue	$68.9	$286.0	$68.8	$73.1	$74.6	$69.5
For the first quarter 2023, net sales decreased 0.8%, compared to the same period in 2022. The decrease in net sales in 2023 is primarily driven by the decrease in our lower margin Equipment & Supplies sales, and a decrease in our Digital Printing services partially offset by the year-over-year increase in sales from MPS and Scanning and Digital Imaging services.
Revenue by Business Lines

In millions	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Digital Printing	$41.4	$174.8	$42.0	$44.7	$46.2	$41.9
MPS	$19.0	$75.8	$18.5	$19.4	$19.2	$18.7
Scanning and Digital Imaging	$4.6	$17.4	$4.1	$4.8	$4.3	$4.2
Equipment and supplies	$3.9	$18.1	$4.3	$4.3	$4.8	$4.7
For the first quarter 2023, Digital Printing sales decreased 1.4% compared to prior year. Year-over-year sales increased in digital color graphic printing from new and existing customers and we experienced continuing demand for digital color graphic printing across most of our customer base. This growth was offset by the decrease in digital plan printing sales which we attribute to less activity and lower spending on new construction projects due to increased costs of capital.
For the first quarter 2023, MPS sales increased 1.9% year-over-year. Growth in MPS sales reflects an increase of on-site printing volume as moderation of work-from-home directives encouraged more employees to return to offices during the period.
For the first quarter 2023, Scanning and Digital Imaging sales increased 10.2% year-over-year. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
For the first quarter 2023, Equipment and Supplies sales decreased 16.7% year-over-year. The decrease was primarily a result of reduced sales from our Chinese joint venture as the Chinese economy continues to be challenged.
Gross Profit

In millions unless otherwise indicated	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Gross profit	$22.9	$96.0	$23.2	$24.8	$25.5	$22.4
Gross margin	33.3%	33.6%	33.6%	33.9%	34.2%	32.3%
First quarter 2023 gross profit improved by $0.5 million over the same period in 2022 driven by the efficiency in our cost structure and the reduction in depreciation expense. Gross margin improvement was largely driven by our efforts to drive more through our service centers which allows us to leverage our infrastructure (facilities & equipment), cross trained workforce, and production-grade equipment, as well as improved production efficiencies in 2023. The improvements were partially offset by an increase in labor resulting from the inflationary pressures experienced during the last twelve months.
Selling, General and Administrative Expenses

In millions	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Selling, general and administrative expenses	$19.5	$77.5	$19.2	$19.1	$19.9	$19.4
Selling, general and administrative (SG&A) expenses in the first quarter 2023 increased in absolute dollars year-over-year by $0.1 million or 0.7%, which is consistent compared to the same period in 2022 despite the increase in labor costs.

Net Income and Earnings Per Share

In millions unless otherwise indicated	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Net income attributable to ARC – GAAP	$1.9	$11.1	$2.1	$3.7	$3.3	$2.0
Adjusted net income attributable to ARC	$2.2	$12.0	$2.6	$3.7	$3.7	$2.0

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.04	$0.26	$0.05	$0.09	$0.08	$0.05
Adjusted diluted EPS	$0.05	$0.28	$0.06	$0.09	$0.08	$0.05
Year-over-year, net income attributable to ARC and earnings per share remained relatively flat during the first quarter of 2023. Year-over-year adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC increased slightly despite lower sales, as we benefited from the reduction in depreciation expense and efficiencies in our overall cost structure. As hybrid work schedules have reduced office printing volumes, our need for printing equipment has significantly decreased and thus reduced our depreciation expense.
Cash Provided by Operating Activities

In millions	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Cash provided by operating activities	$3.8	$37.2	$10.8	$14.9	$8.6	$2.9
The year-over-year increase in cash flows from operations during the first quarter of 2023, compared to the same period in 2022, was primarily due to an improvement in accounts receivable collections, timing of payables, and continued inventory management.
EBITDA

In millions	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022
EBITDA	$8.2	$39.1	$8.9	$10.8	$10.9	$8.6
Adjusted EBITDA	$8.7	$40.9	$9.3	$11.2	$11.3	$9.1
EBITDA and adjusted EBITDA decreased in the first quarter of 2023 due to lower sales during the first quarter of 2023, compared to the same period in 2022.

	Three Months Ended
	March 31,
Sales from Services and Product Lines as a Percentage of Net Sales	2023	2022
Digital Printing	60.0%	60.4%
MPS	27.5%	26.8%
Scanning and Digital Imaging	6.7%	6.0%
Equipment and supplies sales	5.7%	6.8%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, May 3, 2023, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s first quarter of 2023. To access the live conference call, dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 6872020 and will be required to dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “this year will mirror 2022 in its buildup in EBITDA and cash flows from operations over the three remaining quarters,” “makes us very comfortable with the idea of returning shareholder value via dividends and share repurchases” “we expect,” “look ahead,” “we remain confident,” “are within our reach,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2023	2022
Cash and cash equivalents	$49,803	$52,561
Accounts receivable, net of allowances for accounts receivable of $2,013 and $1,947	39,423	38,748
Inventory	9,204	8,610
Prepaid expenses	3,665	4,018
Other current assets	3,143	3,540
Total current assets	105,238	107,477
Property and equipment, net of accumulated depreciation of $230,906 and $231,913	38,748	40,214
Right-of-use assets from operating leases	29,066	28,163
Goodwill	121,051	121,051
Other intangible assets, net	198	208
Deferred income taxes	6,998	7,993
Other assets	2,170	2,209
Total assets	$303,469	$307,315
Current liabilities:
Accounts payable	$23,207	$22,972
Accrued payroll and payroll-related expenses	8,671	11,235
Accrued expenses	15,137	16,882
Current operating lease liabilities	10,060	9,924
Current portion of finance leases	10,615	11,558
Total current liabilities	67,690	72,571
Long-term operating lease liabilities	24,014	23,339
Long-term debt and finance leases	54,160	54,916
Other long-term liabilities	133	199
Total liabilities	145,997	151,025
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 52,268 and 51,400 shares issued and 43,636 and 43,101 shares outstanding	52	51
Additional paid-in capital	134,510	132,952
Retained earnings	44,231	44,416
Accumulated other comprehensive loss	(4,138)	(4,187)
	174,655	173,232
Less cost of common stock in treasury, 8,632 and 8,299 shares	18,994	18,877
Total ARC Document Solutions, Inc. shareholders’ equity	155,661	154,355
Noncontrolling interest	1,811	1,935
Total equity	157,472	156,290
Total liabilities and equity	$303,469	$307,315

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2023	2022
Net sales	$68,918	$69,488
Cost of sales	45,993	47,039
Gross profit	22,925	22,449
Selling, general and administrative expenses	19,482	19,355
Amortization of intangible assets	11	35
Income from operations	3,432	3,059
Other income, net	(11)	(25)
Interest expense, net	456	430
Income before income tax provision	2,987	2,654
Income tax provision	1,160	798
Net income	1,827	1,856
Loss attributable to the noncontrolling interest	113	116
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,940	$1,972
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.05
Diluted	$0.04	$0.05
Weighted average common shares outstanding:
Basic	42,552	42,064
Diluted	43,764	43,739

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net income	$1,827	$1,856
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	98	72
Depreciation	4,652	5,394
Amortization of intangible assets	11	35
Amortization of deferred financing costs	16	15
Stock-based compensation	494	451
Deferred income taxes	962	735
Deferred tax valuation allowance	43	8
Other non-cash items, net	(75)	(50)
Changes in operating assets and liabilities:
Accounts receivable	(698)	(1,390)
Inventory	(583)	(867)
Prepaid expenses and other assets	3,258	3,213
Accounts payable and accrued expenses	(6,181)	(6,541)
Net cash provided by operating activities	3,824	2,931
Cash flows from investing activities
Capital expenditures	(2,255)	(1,242)
Other	92	88
Net cash used in investing activities	(2,163)	(1,154)
Cash flows from financing activities
Proceeds from stock option exercises	1,036	288
Proceeds from issuance of common stock under Employee Stock Purchase Plan	29	20
Share repurchases	(117)	(281)
Payments on finance leases	(3,183)	(4,033)
Borrowings under revolving credit facilities	42,000	38,000
Payments under revolving credit facilities	(42,000)	(39,250)
Dividends paid	(2,122)	(2,108)
Net cash used in financing activities	(4,357)	(7,364)
Effect of foreign currency translation on cash balances	(62)	32
Net change in cash and cash equivalents	(2,758)	(5,555)
Cash and cash equivalents at beginning of period	52,561	55,929
Cash and cash equivalents at end of period	$49,803	$50,374
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,485	$1,689
Operating lease obligations incurred	$3,365	$1,147

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2023	2022
Service sales
Digital Printing	$41,379	$41,947
MPS	19,016	18,654
Scanning and Digital Imaging	4,594	4,169
Total service sales	64,989	64,770
Equipment and Supplies Sales	3,929	4,718
Total net sales	$68,918	$69,488

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2023	2022
Cash flows provided by operating activities	$3,824	$2,931
Changes in operating assets and liabilities	4,204	5,585
Non-cash expenses, including depreciation and amortization	(6,201)	(6,660)
Income tax provision	1,160	798
Interest expense, net	456	430
Loss attributable to the noncontrolling interest	113	116
Depreciation and amortization	4,663	5,429
EBITDA	8,219	8,629
Stock-based compensation	494	451
Adjusted EBITDA	$8,713	$9,080
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$1,940	$1,972
Interest expense, net	456	430
Income tax provision	1,160	798
Depreciation and amortization	4,663	5,429
EBITDA	8,219	8,629
Stock-based compensation	494	451
Adjusted EBITDA	$8,713	$9,080
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$1,940	$1,972
Deferred tax valuation allowance and other discrete tax items	234	6
Adjusted net income attributable to ARC Document Solutions, Inc.	$2,174	$1,978

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.05
Diluted	$0.04	$0.05
Weighted average common shares outstanding:
Basic	42,552	42,064
Diluted	43,764	43,739

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.05
Diluted	$0.05	$0.05
Weighted average common shares outstanding:
Basic	42,552	42,064
Diluted	43,764	43,739
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2023 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2023. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA for the three months ended March 31, 2023 to exclude stock-based compensation expense. The adjustment to exclude stock-based compensation expense to EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.